Exhibit 10.26

AMENDMENT TO LEASE

(LEVI STRAUSS BUILDING)

SAN FRANCISCO, CALIFORNIA

BLUE JEANS EQUITIES WEST

(Lessor)

and

LEVI STRAUSS & CO.

(Lessee)

January 1, 1998

List of Schedules	24

Schedule 4(c)	Calculation of Rental Rate of Comparable Leases as Adjusted for Tenant Improvements

Schedule 9(e)	List of Environmental Reports and Disclosures

Schedule 11(c)	List of Existing Superior Rights of Superior Right Holders

-i-

AMENDMENT TO LEASE

(Levi Strauss Building)

THIS AMENDMENT TO LEASE (this “Amendment”) by and between BLUE JEANS EQUITIES WEST (“Lessor”) and LEVI STRAUSS & CO. (“Lessee”), is dated as of the 1st day of January, 1998.

This Amendment is based upon the following facts and circumstances:

A.    Lessor and Lessee are currently parties to that certain Lease, dated as of July 31, 1979, as amended by that certain Letter of Understanding (“LOU”), dated as of June 28, 1984 (collectively, the “Lease”), covering those certain premises (the “Premises”) in the Levi Strauss Building (the “Building”) located in that certain complex commonly known as Levi’s Plaza, in San Francisco, California (“Levi’s Plaza”), all as more particularly described in the Lease;

B.    Pursuant to the terms and conditions of the Lease, Lessee has successive options to extend the Lease term for option terms extending through December 31, 2079. Lessee now desires to exercise its first option to extend, extending the term of the Lease to December 31, 2012, upon the terms and conditions provided in the Lease, as modified by this Amendment and that certain “Memorandum of Understanding (Levi Strauss Building)” and “Work Agreement (Levi Strauss Building)”, each dated contemporaneously herewith, by and between Lessor and Lessee (collectively, the “Extension Documents”); and

C.    In addition to the aforesaid exercise of Lessee’s option and the extension of the term of the Lease pursuant thereto, Lessor and Lessee desire to enter into the Extension Documents to address ambiguities and provisions in the Lease about which the parties have had questions or conflicts, with the intent that, going forward, ambiguities, questions and conflicts can be minimized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of January 1, 1998 (the “Effective Date”), the Lease is hereby amended as set forth below:

1.    Defined Terms. As used herein, the term “Property” shall mean the Building and the land described in Exhibit A to the Lease. Any other capitalized items used herein and not otherwise defined herein shall have the same meanings as set forth in the Lease.

2.    Extension of Lease Term. Lessee hereby exercises its option to extend the term of the Lease pursuant to Paragraph 6.1 thereof, and Lessor and Lessee hereby agree that, notwithstanding anything to the contrary contained in Paragraphs 4.1 or 6.1 or elsewhere in the Lease, the term of the Lease is hereby extended to December 31, 2012.

3.    Additional Options to Extend the Lease.

(a)    Lessor and Lessee have agreed that the manner in which Lessee shall exercise its renewal options under the Lease shall be as described in this Paragraph 3, provided, however, that, in any event, consistent with the limit of the term provided in Paragraph 6.1 of the Lease, Lessee’s renewal options shall not extend the term of the Lease beyond December 31, 2079. Lessee’s rights to extend the term as provided in this Paragraph 3 shall be personal to Lessee and shall not be assignable by Lessee nor included in any rights of any sublessee from Lessee, provided, however, that Lessee may assign its rights to extend the term in connection with an assignment of the Lease to an Affiliate or a

Permitted Assignee (as defined in the Memorandum of Understanding (Levi Strauss Building)) and Lessee may grant a sublessee an option to extend contingent upon Lessee’s exercise of its right to extend as provided hereunder if, on the date Lessee exercises an option to extend and on the date the respective option term commences, Lessee occupies not less than three hundred fifty thousand (350,000) rentable square feet of space in Levi’s Plaza. Lessee’s rights to extend the term as provided in this Paragraph 3 shall further be subject to the following conditions precedent: (i) Lessee shall be-entitled to exercise an option to extend the Lease as to the entire Premises covered thereby only if, on the date Lessee exercises such option to extend and on the date the respective option term commences, Lessee occupies not less than three hundred fifty thousand (350,000) rentable square feet of space in Levi’s Plaza, and if Lessee occupies less than 350,000 rentable square feet of space in Levi’s Plaza on either of the aforesaid dates, Lessee shall not be entitled to extend this Lease as to the entire Premises but shall only be entitled to exercise such right to extend the term as to the actual amount of rentable square feet in the Building occupied by Lessee, subject, however, to the right of Lessor to relocate Lessee pursuant to the terms and conditions of Paragraph 3(c) below; and (ii) Lessee shall not be in default under the Lease beyond any applicable cure periods either on the date Lessee exercises its option to extend or the date on which the respective option term commences. For purposes of this Paragraph 3(a) and Paragraphs 3(c) below, space shall be deemed “occupied” by Lessee if, and only if, on the date Lessee exercises its option to extend and on the date the respective option term commences, (A) such space is leased to Lessee (and, except as permitted in the following clause (B), such space will not, as of the date the respective option term commences, be subject to a sublease or assignment by Lessee or any other form of occupancy agreement between Lessee and any third party), or (B) such space is subleased or assigned by Lessee to a Permitted Assignee, an Affiliate or a Lessee Contractor (as defined in the Memorandum of Understanding (Levi Strauss Building)). Lessee shall have seven (7) additional options to extend the term of the Lease, and the first six (6) additional options shall each be for a term of ten (10) years and the seventh (7th) additional option shall be for a term of seven (7) years (each, including the first such extension exercised in this Amendment to Lease, an “Option Term”), with rental adjustments for each Option Term as provided in Paragraph 4 of this Amendment, but otherwise upon all the terms, covenants, agreements and conditions herein contained. Each option shall be exercisable by written notice from Lessee to Lessor not less than eighteen (18) months and not more than twenty-four (24) months prior to the expiration of the then effective term of this Lease. In the event an option to extend the Lease is exercised in a timely fashion, the Lease shall be extended for the Option Term upon all of the terms and conditions of the Lease, provided, however, that the Base Rent for each Option Term shall be an amount equal to one hundred percent (100%) of the then fair market rental value of the Premises as determined pursuant to Paragraph 4(c) of this Amendment, and the Base Rent and Lessee’s Percentage of Taxes and Operating Expenses shall be adjusted as necessary to reflect any increase or decrease in the aggregate number of rentable square feet occupied by Lessee.

(b)    Prior to the commencement of the next Option Term (commencing on January 1, 2013), if any, Lessor and Lessee shall each have the one time right to elect to have an architect, duly licensed in California and reasonably approved by the non-requesting party, verify the rentable area of the Premises. The measurement of the Premises shall be at the sole cost and expense of the requesting party. The architect shall measure the Premises in accordance with the Standard Method for Measuring Floor Area in Office Buildings published by BOMA, ANSI/BOMA 765.1-1996 (the “1996 BOMA Standard”, provided that if the 1996 BOMA Standard is replaced by a successor BOMA standard method, the successor standard method published by BOMA (or any comparable successor organization) most recently prior to the commencement of the next Option Term (commencing on January 1, 2013) shall be used (the “Remeasurement Standard”)) and certify its measurement of the rentable area. If such measurement reflects a rentable area of the Premises different from that set forth in Paragraph 2 of the Memorandum of Understanding (Levi Strauss Building) and such certified measurement is approved by the parties, then effective upon the commencement of the next Option Term, the rentable area of the Premises shall be adjusted upward or downward as may be appropriate, and the Base Rent and Additional

Rent payable by Lessee shall be adjusted accordingly. In addition, effective upon the commencement of the first Option Term, the references in Paragraph 3(a) above and Paragraphs 3(c), 11(f) and 12 below to “three hundred fifty thousand (350,000) rentable square feet” shall be modified to be a number equal to the total rentable square feet of the Levi Strauss Building as determined pursuant to the provisions of this Paragraph 3(b). In the event Lessor and Lessee do not agree upon the aforesaid certified measurement and are unable to reach agreement upon the proper measurement of the Premises within thirty (30) days from receipt of such certification, the dispute shall be resolved pursuant to the dispute resolution process of subparagraph 4(g) below, modified to substitute “appraisers” with “architects” who are duly licensed in California with at least ten (10) years professional experience. If the dispute resolution process substantially confirms the measurement by the original architect, the party challenging the measurement by the original architect shall pay the cost of the original architect.

(c)    Notwithstanding anything to the contrary contained herein, in the event that Lessee occupies less than 350,000 rentable square feet of space in Levi’s Plaza on the date Lessee exercises its option to extend or on the date the respective Option Term commences, Lessor shall have the right to relocate all of Lessee’s space in the Building to (i) the lower floors of the Building if Lessee occupies three (3) or less full floors in the Building (but not less than one (1) full floor) on either of the aforesaid dates, and (ii) other space within Levi’s Plaza (excluding for this purpose, the building located at 1355 Sansome Street, commonly known as the “Saddleman Building”) if Lessee occupies less than one (1) full floor in the Building on either of the aforesaid dates; provided, however, that Lessor’s right to relocate Lessee shall be subject to the following conditions: (A) the number of net rentable square feet so substituted shall not materially vary from the number of net rentable square feet that Lessee would occupy if the Premises were not relocated; (B) the substituted premises shall be contiguous space; and (C) Lessor shall build-out the substituted premises and shall pay all expenses reasonably incurred by Lessee in connection therewith, including without limitation, reasonable actual space planning, programming and construction expenses related to improving and decorating the substituted premises, so that it will be substantially comparable to the Premises in utility, appearance and amenities, Lessee’s reasonable incidental costs (such as, for example, overtime or additional or temporary personnel charges) in connection with such relocation, reasonable actual costs of replicating Lessee’s communications and computer wiring and systems in the substituted premises, and the reasonable actual costs of moving Lessee’s furniture and equipment to the new premises in a manner that does not substantially interfere with the conduct of Lessee’s business. Lessee shall not be required to accept materially inferior space as substituted premises. Lessor shall deliver to Lessee written notice of its election to relocate Lessee no later than: (x) sixteen (16) months prior to the expiration of the then effective term of the Lease in the event that Lessee occupies three (3) or less full floors in the Building on the date Lessee exercises its option to extend, or (y) two (2) months after the commencement of the applicable Option Term in the event that Lessee occupies three (3) or less full floors in the Building on the date the applicable Option Term commences. With respect to any proposed relocation pursuant to the foregoing clause (x), Lessee shall be required to relocate within ninety (90) days after receipt of notice from Lessor designating such substituted premises; provided, however, in no event shall such relocation be earlier than the end of the then-current Term of the Lease or later than fifteen (15) months after the commencement of the applicable Option Term, unless otherwise agreed by Lessor and Lessee in writing. With respect to any proposed relocation pursuant to the foregoing clause (y), Lessee shall be required to relocate to the substitute premises within ninety (90) days after receipt of notice from Lessor designating such substituted premises; provided, however, in no event shall such relocation be later than fifteen (15) months after the commencement of the applicable Option Term, unless otherwise agreed by Lessor and Lessee in writing. Notwithstanding the foregoing, Lessee shall not be required to relocate under this Paragraph 3 (c) if either (i) Lessor fails to give timely notice to relocate pursuant to the terms and conditions of this Paragraph, or (ii) Lessor fails to give Lessee notice designating the substituted premises either concurrently with the notice to relocate, or if later, at any time within the period commencing three (3) months prior to the commencement of the applicable Option Term and expiring twelve (12) months after the commencement of the applicable Option Term, or (iii) the substitute premises are not substantially completed and delivered to Lessee within thirty (30) days after the required relocation date under clause (x) or (y) above, as applicable. Lessor agrees to use its best efforts to accomplish relocation on a single weekend, and Lessor further agrees that if, following Lessor’s substantial completion and delivery of the substituted premises, the relocation of Lessee to substitute premises pursuant to this Paragraph 3(c) causes a substantial interference with or disruption of Lessee’s use and occupancy of the substituted premises so as to prevent or materially and adversely interfere with the conduct of Lessee’s business therein, Lessee shall have the right to a rental credit equal to one day’s Base Rent for each business day that Lessee is unable to conduct its business in the substituted premises; provided, however, in no event shall any such rent credit exceed an amount equal to ten (10) day’s Base Rent.

If the Premises are relocated pursuant to this Paragraph 3(c), this Lease and every term, covenant and condition hereof shall remain in full force and effect and thereupon be deemed applicable to the new premises, provided, however, that the Base Rent for the substituted premises upon the commencement of the applicable Option Term or the relocation date, as applicable, shall be ninety-seven percent (97%) of Fair Market Rental Value (as defined in Paragraph 4 below) for such Option Term, determined as provided in Paragraph 4 below, and the Base Rent and Lessee’s Percentage of Operating Expenses and Taxes shall be adjusted as necessary to reflect any increase or decrease in the aggregate number of rentable square feet contained in the new premises, and Lessor and Lessee shall promptly execute a document confirming such adjustments. In the event that Lessee exercises additional options for the so-called “substituted premises”, the Base Rent for any and all such additional Option Terms shall be ninety-seven percent (97%) of Fair Market Rental Value, determined as provided in Paragraph 4 below.

4.    Rent.

(a)    During the period commencing as of January 1, 1998, and expiring on December 31, 2012 (the “First Extended Lease Term”), the Base Rent payable by Lessee shall be as follows:

(i)    For the period January 1, 1998, through December 31, 2002, the sum of Nine Million Four Hundred Forty-One Thousand One Hundred Forty-Eight and No/100 Dollars ($9,441,148) per year, payable as otherwise provided in the Lease in equal monthly installments of Seven Hundred Eighty-Six Thousand Seven Hundred Sixty-Two and No/100 Dollars ($786,762) (provided, however, that as a concession to Lessee to defray a portion of the costs to be incurred by Lessee in constructing improvements to the Premises, Lessor agrees that Lessee shall not pay any Base Rent for the months of January through March, 1998 (the “1998 Base Rent Abatement”) but, during such period, Lessee shall be responsible for payment of Lessee’s Percentage of the Taxes and Operating Expenses incurred by Lessor during such period);

(ii)    For the period January 1, 2003, through December 31, 2007, the sum of Eleven Million Two Hundred Fifteen Thousand One Hundred Thirty-Three and No/100 Dollars ($11,215,133) per year, payable as otherwise provided in the Lease in equal monthly installments of Nine Hundred Thirty-Four Thousand Five Hundred Ninety-Four and No/100 Dollars ($934,594); and

(iii)    For the period January 1, 2008, through December 31, 2012, the sum of Thirteen Million Three Hundred Forty-Three Thousand Nine Hundred Fifteen and No/100 Dollars ($13,343,915) per year, payable as otherwise provided in the Lease in equal monthly installments of One Million One Hundred Eleven Thousand Nine Hundred Ninety-Three and No/100 Dollars ($1,111,993).

The aforesaid rental schedule is based upon and reflects Lessee’s agreement that, from and after January 1, 1998, Lessee shall be responsible, at its sole cost and expense, for directly contracting and paying for all utilities (including, without limitation, electricity, gas, water, sewer and scavenger services) and janitorial services provided to Lessee, and Lessee shall directly contract with such utility or service provider for such utilities and janitorial services and shall pay directly to such utility or service providers all fees, charges and other costs billed or incurred in connection therewith.

(b)    During the First Extended Lease Term, for purposes of determining annual adjustments to the Base Rent pursuant to Paragraph 5.4 of the Lease, the Base Year for Operating Expenses shall be the calendar year 1998 and the Base Tax Year shall be the July 1, 1998 – June 30, 1999 Tax Year (as defined in the Memorandum of Understanding (Levi Strauss Building)).

(c)    During each additional Option Term specified in Paragraph 3 above, the Base Rent for such Option Term shall be an amount equal to one hundred percent (100%) of the then fair market rental value of the Premises (the “Fair Market Rental Value”). As used herein, Fair Market Rental Value shall mean the rental rate for the Premises in their “as is” condition determined by reference to the weighted average monthly amount per rentable square foot, including, without limitation, base rent, additional rent and all other monetary payments and rent escalations, that a willing tenant has agreed to pay and a willing landlord has agreed to accept, in an arms length transaction, for space in the Comparable Buildings (as defined in subparagraph 4(c)(i) below) leased pursuant to Comparable Leases (as defined in subparagraph 4(c)(ii) below), and taking into consideration the additional factors set forth in subparagraphs 4(c)(iii) and 4(c)(iv) below to the extent provided therein:

(i)    For purposes hereof, the “Comparable Buildings” shall mean the following office buildings located in downtown San Francisco which shall be the only office buildings other than the Premises considered for purposes of determining Fair Market Rental Value and, within each such respective building, except as otherwise expressly set forth in this Paragraph 4(c), consideration shall be given only to the particular allowed floors described below:

Buildings	Allowed Floors	Rental Rate Discount
1) Hills Plaza	Floors 2 through Top Floors	None
2) One Maritime Plaza	Floors 2 through 12	5%
3) Embarcadero Center I	Floors 5 through 20	None
4) Embarcadero Center II	Floors 2 through 15	None
5) Embarcadero Center III	Floors 2 through 15	None
6) Embarcadero Center IV	Floors 2 through 20	10%
7) Bank of America Plaza (555 California Street)	Floors 2 through 26	10%

In addition, with respect to any Comparable Lease located within a Comparable Building for which a discount is specified in the foregoing table, the rental rate determined to apply to such Comparable Lease, after taking into consideration the additional factors set forth in subparagraphs 4(c)(iii) and 4 (c)(iv) below (to the extent provided therein), shall, for comparison purposes, be adjusted by applying the percentage discount specified in the foregoing table. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Comparable Buildings, the allowed floors, and rental rate discounts specified in the foregoing table have been agreed upon by the parties after consideration of and with an appropriate adjustment relating to each Comparable Building’s location, views, and building appeal (the “Predetermined Comparison Factors”), and in determining the rental rate of any Comparable Lease and comparing the Comparable Leases to this Lease, the Predetermined Comparison Factors shall not be either reexamined or taken into further consideration.

(ii)    For purposes hereof, “Comparable Leases” shall mean fully executed leases for premises utilized for office purposes, located entirely or substantially entirely within the allowed floors of the Comparable Buildings as set forth in the foregoing table above, and including at least one full floor and not less than forty thousand (40,000) rentable square feet (excluding areas subject to expansion options), with lease execution dates within the Comparison Period (as defined below) and lease-term commencement dates within the period specified below, for a term not less than eight (8) years and not more than twelve (12) years (excluding extension or renewal options); but excluding any leases that are (A) sublease transactions, (B) transactions involving a tenant that owns an equity interest in the landlord or in the Comparable Building, or (C) transactions that are renewals or extensions or expansions of an existing lease that are not based on a fair market rental determination (it being understood that an expansion transaction shall be considered only if it is based on a fair market rental determination and either (a) the expansion space alone is above the minimum size threshold specified above, or (b) the expansion space is included as a part of a larger transaction in which the aggregate space is above the minimum size threshold specified above). Comparable Leases shall have been executed within the twelve (12) month period prior to the commencement of the Option Term (the “Comparison Period”) and shall provide for the commencement date to occur within thirty (30) months after the date of execution. If there are fewer than six (6) Comparable Leases satisfying all of the foregoing criteria specified in this subparagraph 4(c)(ii), then the Comparison Period shall be expanded in steps of two (2) months, for each step adding one month at each end of the Comparison Period (providing the maximum Comparison Period shall be twenty-four (24) months), until there are at least six (6) leases that satisfy the foregoing criteria, or the maximum Comparison Period is reached. If the maximum Comparison Period has been reached and there continue to be fewer than six (6) leases that satisfy all of the foregoing criteria, then the original twelve (12) month Comparison Period shall be reinstated subject to expansion as specified above and the forty thousand rentable square foot minimum size threshold specified above shall be reduced in one thousand (1,000) rentable square foot increments until a total of six (6) Comparable Leases have been identified (including all the Comparable Leases of forty thousand (40,000) rentable square feet or more previously identified in the originally expanded Comparison Period), provided, however, in no event shall a lease of less than twenty thousand (20,000) rentable square feet be used. For example, in the event that only three (3) Comparable Leases are identified in the originally expanded Comparison Period, the original twelve (12) month Comparison Period shall be reinstated and the minimum size threshold shall be reduced in one thousand (1,000) rentable square foot increments until three (3) additional Comparable Leases are identified or it is determined that there are no Comparable Leases of twenty thousand (20,000) rentable square feet or more; if a total of three (3) additional Comparable Leases has not been so identified in the original Comparison Period, then the Comparison Period shall be expanded in two (2) month increments as described above, and for each two (2) month increment, the minimum size threshold shall be reduced in one thousand (1,000) rentable square foot increments until the total of three (3) additional Comparable Leases has been identified. All Comparable Leases, including any “new” Comparable Leases (i.e., those not yet executed at the beginning of the process of determining Fair Market Rental Value subsequently executed during such process), satisfying all of the foregoing criteria specified in this subparagraph 4(c)(ii) may be considered by the parties and the appraisers until such time as there is a final determination of the Fair Market Rental Value. Leases in the Comparable Buildings that are not Comparable Leases shall not be considered without the prior consent of each of Lessor and Lessee.

(iii)    To assure that the Fair Market Rental Value reflects the adjustments agreed upon by the parties (disregarding the Predetermined Comparison Factors and any brokerage commissions paid in connection with the Comparable Leases), the parties and/or appraisers shall make appropriate adjustments to the rental rates of the Comparable Leases after considering the following factors and comparing the Comparable Leases to this Lease:

(A)    the rental rate of any Comparable Lease shall be adjusted to account for any differences, if any, between such Comparable Lease and this Lease with respect to the base years for operating expenses, taxes, and other payments;

(B)    if a tenant under a Comparable Lease is receiving free rent, landlord lease assumption payments or allowances, moving expenses and/or other customary and ordinary material economic office rental market concessions and inducements, the rental rate of such Comparable Lease shall be adjusted to account for the amortized portion of the rental attributable to such concessions and inducements;

(C)    if the base rent of a Comparable Lease includes payment by the landlord for utilities, janitorial services or other material expenses for standard office hour usage, and such expenses are directly contracted for and paid by Lessee under this Lease, then the rental rate of such Comparable Lease shall be adjusted to account for the portion of the rental attributable to such expenses;

(D)    if a tenant under a Comparable Lease is receiving parking allowances or parking rights in a proportionately greater or lesser amount than the parking allowances or parking rights provided to Lessee under this Lease, then the rental rate of such Comparable Lease shall be adjusted to account for the portion of the rental attributable to such greater or lesser benefit being provided to the tenant under said Comparable Lease (provided, that parking rights afforded Lessee under the Ice House Agreement shall not be taken into consideration);

(E)    the rental rate of any Comparable Lease shall be adjusted to account for any differences between a “Comparable Lease Tenant Improvement Package” granted to a tenant under a Comparable Lease, and the “Adjusted Value of the Premises’ Tenant Improvements”, which adjustment, if any, shall be determined in accordance with the provisions contained in Schedule 4(c) attached hereto;

(F)    if the rentable square footage of a Comparable Lease premises has been established utilizing a measurement standard other than the Remeasurement Standard, the rental rate of such Comparable Lease shall be adjusted (either up or down) to be equivalent to the rental rate per rentable square foot that would result in the same total base rent amount if the Remeasurement Standard had instead been utilized to calculate the rentable square footage of such Comparable Lease premises; and

(G)    any other material and relevant factor that, in a good faith determination of the Fair Market Rental Value, should fairly and reasonably be taken into account, excluding the Predetermined Comparison Factors and any brokerage commissions paid in connection with the Comparable Leases.

(iv)    Whenever it is necessary or appropriate to utilize a discount rate in connection with the determination of Fair Market Rental Value pursuant to this Paragraph 4(c), the parties and/or appraisers shall agree upon and use a discount rate that is reasonably appropriate under the then-prevailing market conditions.

(d)    Notwithstanding anything in subparagraph 4(c) to the contrary, in no event shall the Base Rent for any Option Term be less than the Adjusted Base Rent in effect for the term ending immediately prior to such Option Term. The Base Year for Operating Expenses for each Option Term shall be the calendar year in which such Option Term commences and the Base Tax Year shall be the Tax Year that commences in the first calendar year of the Option Term.

(e)    During the Comparison Period and until such time as the Fair Market Rental Value has been finally determined for the Option Term, each party shall promptly give the other full access to all written information that it has concerning the Comparable Leases, including, without limitation, copies of lease agreements. Each party shall agree to appropriate and reasonable confidentiality agreements preserving the confidentiality of shared information.

(f)    Not later than six (6) months prior to the commencement of the Option Term in question, Lessor shall notify Lessee in writing of Lessor’s determination of the Base Rent for such Option Term, based on the provisions of subparagraph 4(c) above (“Lessor’s Rent Notice”). Lessor’s notice may be accompanied by Lessor’s summary of any Comparable Leases relied upon by Lessor and any adjustments made to the rentals therein by Lessor. Lessor and Lessee shall, no later than thirty (30) days after Lessee’s receipt of Lessor’s Rent Notice, meet and confer regarding Lessor’s determination of Fair Market Rental Value. If Lessee does not agree with Lessor’s determination of Fair Market Rental Value and the parties are unable to agree on an alternative determination, then, within sixty (60) days after Lessee’s receipt of Lessor’s Rent Notice, Lessee shall have the right either to (i) accept Lessor’s statement of Base Rent as the Base Rent for the Option Term, or (ii) elect to determine the Fair Market Rental Value pursuant to an appraisal process to be conducted pursuant to the provisions of subparagraph 4(g) below (the “appraisal”). Failure on the part of Lessee to elect such appraisal process within such sixty (60) day period shall constitute acceptance of the Base Rent for the Option Term as determined by Lessor. If Lessee elects to determine the Fair Market Rental Value pursuant to the appraisal process, the appraisal shall be concluded within sixty (60) days after the date of Lessee’s election, subject to extension for an additional thirty (30) day period if a third appraiser is required and does not act or is not able to act in a timely manner and/or as necessary to allow for expansion of the Comparison Period as set forth in subparagraph 4(c)(ii) above. To the extent that the appraisal has not been completed prior to the expiration of any preceding period for which Base Rent has been determined, Lessee shall pay Base Rent at the rate applicable during such preceding period, with an adjustment to be made once Fair Market Rental Value is ultimately determined by such appraisal, as provided herein.

(g)    In the event that Lessee elects to determine the Fair Market Rental Value pursuant to an appraisal process, the appraisal shall be conducted as follows:

(i)    Lessee shall make a demand for an appraisal in writing within sixty (60) days after receipt of Lessor’s Rent Notice given under Paragraph 4(f) above, specifying therein the name and address of the person to act as the appraiser on its behalf. The appraiser shall be qualified as a real estate appraiser (and shall be a member of the American Institute of Real Estate Appraisers (MAI) or any comparable successor organization) with at least ten (10) years professional experience and shall be familiar with the rental value of first-class commercial office space in the San Francisco financial and north waterfront districts. Failure on the part of Lessee to make a proper demand and appointment in a timely manner for such appraisal shall constitute a waiver of the right thereto; provided, however, that no technical defect (including, without limitation, any dispute concerning the qualifications of an appraiser) in a notice that timely and fairly advises Lessor that Lessee demands an appraisal shall be a waiver. Within seven (7) days after the service of the demand for such appraisal, Lessor shall give notice to Lessee, specifying the name and address of the person designated by Lessor to act as the appraiser on its behalf who shall be similarly qualified. Failure on the part of Lessor to make such appointment in a timely manner shall constitute a waiver of the right thereto, in which event appointment of party appraisers shall be deemed complete; provided, however, that no technical defect (including, without limitation, any dispute concerning the qualifications of an appraiser) in a notice that timely and fairly advises Lessee of Lessor’s appointment of an appraiser shall be a waiver.

(ii)    In the event that two appraisers are chosen pursuant to subparagraph 4(g)(i) above, the appraisers so chosen shall, within thirty (30) days after the second appraiser is appointed, determine the Fair Market Rental Value. In connection therewith, the appraisers shall each view the Premises and the premises pertaining to the Comparable Leases and shall meet and confer with each other about the Fair Market Rental Value. If the two appraisers are unable to agree upon a determination of Fair Market Rental Value within such thirty (30) day period, they, themselves, shall appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers pursuant to subparagraph 4(g)(i) above. In the event they are unable to agree upon such appointment within three (3) days after expiration of said thirty (30) day period, the third appraiser shall be selected by the parties themselves, if they can agree thereon, within a further period of four (4) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the Superior Court in and for the City and County of San Francisco, pursuant to such procedure as the Presiding Judge shall determine, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment.

(iii)    Where the Fair Market Rental Value cannot be resolved by agreement between the two appraisers selected by Lessor and Lessee or settlement between the parties prior to or during the course of the appraisal process, the Fair Market Rental Value shall be determined by the three appraisers within thirty (30) days of the appointment of the third appraiser in accordance with the following procedure: The appraiser selected by each of the parties shall state in writing his or her determination of the Fair Market Rental Value supported by the reasons therefor with counterpart copies to each party. The appraisers shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third appraiser shall be to select which of the two proposed resolutions most closely approximates his or her determination of the Fair Market Rental Value. In connection therewith, the third appraiser may view the Premises and the premises pertaining to the Comparable Leases. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The third appraiser shall issue a written statement explaining his or her decision. The resolution he or she chooses as most closely approximating his or her determination shall constitute the decision of the appraisers and be final and binding upon the parties.

(iv)    In the event of a failure, refusal or inability of any appraiser to act, his or her successor shall be appointed by him or her or by the party who appointed said appraiser if the appraiser is unable or unwilling to act, but in the case of the third appraiser, his or her successor shall be appointed in the same manner as provided for appointment of the third appraiser. Any decision in which the appraiser appointed by Lessor and the appraiser appointed by Lessee concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective appraiser and both shall share the fee and expenses of the third appraiser, if any.

5.    Lessee’s Alterations and Improvements. The provisions of this Paragraph 5 are intended to restate the provisions of Paragraph 8.1 of the Lease and are intended hereafter to govern Lessee’s rights to make alterations and improvements to the Premises, and, accordingly, Paragraph 8.1 of the Lease is hereby deleted from the Lease and replaced with the following. Any Alterations hereafter made to the Premises by Lessee shall constitute “Lessee’s Leasehold Improvements” for purposes of the Lease.

Lessee shall have the right at any time and from time to time, at Lessee’s sole cost and expense, to remodel, redecorate and make alterations or improvements (collectively, “Alterations”) in and to the Premises; provided, however, that Lessee shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, make any Alterations to the Premises which: (a) will materially affect the structure or structural components of the Building (including by way of illustration but not limitation, the construction of interior stairwells, skylights, dumbwaiters and additional floor supports), the heating, ventilating and air conditioning systems, or any other mechanical, electrical or plumbing systems of the Building, (b) will be visible from the exterior of the Building (excluding Alterations that will not be visible from the exterior of the Building when the window coverings are closed, subject to Lessee’s agreement to keep such window coverings closed upon the request of Lessor), or (c) will be located outside or underneath the Building, (each of said items (a) through (c) are referred to herein as a “Major Improvement” and collectively as the “Major Improvements”). Any and all Alterations made pursuant to this Paragraph shall be done by Lessee at its sole cost and expense and subject to the following conditions:

(i)    Lessee shall submit plans and specifications (the “Plans and Specifications”) for any proposed Alterations costing in excess of Fifty Thousand Dollars ($50,000) to Lessor not less than ten (10) days in advance of the commencement of any construction on the Premises. Unless the Alterations covered by the Plans and Specifications constitute a Major Improvement requiring Lessor’s consent pursuant to the proviso in the first sentence of this Paragraph 5, Lessor’s review of the Plans and Specifications shall only be for Lessor’s own information and Lessor’s approval of the Plans and Specifications shall not be required as a pre-condition for the making of the Alterations by Lessee. For any Alterations requiring Lessor’s consent hereunder, Lessor’s consent shall be deemed granted unless Lessor provides Lessee with written notice of non-approval (including Lessor’s reason(s) therefor) within ten (10) business days after Lessor’s receipt of Lessee’s request for such consent. Notwithstanding whether any Plans and Specifications are reviewed by Lessor, or by Lessor’s architect, engineer or other consultants whether for informational or approval purposes, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor’s architect, engineer or other consultants, Lessor is not in any way warranting or representing that the Plans and Specification are suitable for their intended use or comply with applicable laws and regulations, and Lessor shall have no liability whatsoever in connection with the Plans and Specifications, nor any responsibility for any omissions or errors contained therein.

(ii)    In the event the Alterations proposed by Lessee include any Major Improvement, then, in addition to requiring the prior consent of Lessor as hereinabove provided, the construction of any such Major Improvement by the Lessee shall also be subject to Lessor’s right to require Lessee to remove any such Major Improvement at the expiration or earlier termination of the term of this Lease; provided, however, that Lessor shall, at the time of granting its approval of any such Major Improvement, advise Lessee in writing that such approved Major Improvement must be removed at the expiration or earlier termination of this Lease. Lessee shall not be required to remove: (1) any Alterations not constituting a Major Improvement, or (2) any Major Improvement as to which Lessor did not advise Lessee at the time Lessor granted its approval to the making thereof that Lessee would be required to remove same.

(iii)    Lessee shall have the right to construct its own Alterations and to select the general contractor and all subcontractors for any Alterations; provided, however, that Lessee shall select the general contractor and any major subcontractors (including, without limitation, mechanical, plumbing, HVAC, electrical and fire protection subcontractors) from a list of at least three (3) general contractors and a list of major subcontractors, which lists shall be approved by Lessor and Lessee, which approval shall not be unreasonably withheld by either Lessor or Lessee.

(iv)    All Alterations and construction work relating thereto shall comply with all laws, rules, orders, directives, regulations and requirements of all governmental entities having jurisdiction over the Building or over such work, and Lessee shall be responsible for obtaining, at its sole cost and expense, all building and other permits necessary in connection with the Alterations prior to the commencement of any work on the same.

(v)    Lessor shall have the right, during the period of any construction of Alterations hereunder, to review and monitor the progress of such construction, and Lessee shall reimburse Lessor for Lessor’s reasonable costs and expenses actually incurred for the purpose of retaining any third parties to review plans and specifications and other construction documents and monitor the construction of Lessee’s Alterations; provided, however, that Lessee shall not be obligated to reimburse Lessor for any costs attributable to employees of Lessor who are then devoting their services full time to Levi’s Plaza. If requested by Lessor, representatives of Lessor shall be given adequate notice of and shall be entitled to attend regularly scheduled job meetings concerning any Alterations.

(vi)    Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, liability, loss or damage whatsoever arising out of or in connection with the construction of any Alterations, except to the extent that the same arise from the negligence or willful misconduct of Lessor, its agents, contractors or employees. Lessor shall have the right, in connection with the approval of any Alterations requiring Lessor’s consent hereunder, to require that Lessee obtain and maintain a performance bond during the period of construction of such Alterations, provided, however, that Lessor shall be responsible, at its sole cost and expense, for the cost of any such performance bond.

(vii)    During the design and construction of any Alterations, Lessee’s architects, designers, contractors and subcontractors shall at all times conduct their work in a manner that does not materially impede or interfere with any other work in any portion of Levi’s Plaza. In addition, Lessee’s architects, designers, contractors and subcontractors shall not materially interfere with any vendors, contractors or agents who are then providing services to Lessor in connection with the Premises, the Building or Levi’s Plaza. Lessor shall notify Lessee in writing of any union contracts entered into by Lessor that Lessor reasonably believes could be violated by Lessee’s contractors or subcontractors (the “Union Contracts”), and Lessee shall use its commercially reasonable efforts and act diligently to insure that its major contractors and subcontractors for any and all Alterations, primary janitorial contractors, and primary utility servicers (excluding minor and/or occasional contractors, subcontractors and servicers) shall not cause the Lessor to be in breach of any Union Contracts at any time during the design or construction of the Alterations. Subject to the foregoing provisions of this subparagraph 5(vii), Lessor agrees that it shall not materially impede or interfere with Lessee’s contractors or subcontractors at any time during the construction of any Alterations (except to the extent that Lessor or its agents or contractors may reasonably be required to take any action necessary to the ongoing operation of the Building, in which event Lessor and its agents and contractors shall use commercially reasonable efforts to minimize any interference with Lessee’s contractors or subcontractors).

(viii)    During the construction of any Alterations, trash removal shall be done continually at Lessee’s cost and expense, and no trash, debris or other waste may be deposited at any time outside the Premises other than in areas which Lessor designates for dumpsters or temporary consolidation of trash prior to collection. Storage of Lessee’s contractors’ and subcontractors’ construction materials, tools and equipment shall be confined within the Premises and in areas designated for such purposes by the general contractor and approved by Lessor. In no event shall any materials or debris be stored outside of the Premises without Lessor’s prior written consent.

(ix)    Within a reasonable period following Substantial Completion of any Alterations work for which plans and specifications were required to obtain a building permit for such work, Lessee shall furnish Lessor with a copy of the “record” plans and specifications showing the changes made to the Premises. As used herein, the term “Substantial Completion” shall mean that the work in question is complete subject only to normal punch list items that do not affect the beneficial use thereof.

(x)    Lessor shall have the right to post in a conspicuous location on the Premises, as well as record within the City and County of San Francisco, a Notice of Nonresponsibility in connection with any Alterations constructed by Lessee hereunder.

6.    Holding Over. Article 17 of the Lease is hereby deleted in its entirety and replaced with the following:

If, with Lessor’s prior written consent, Lessee holds possession of the Premises after expiration of the term or any extended term hereof, Lessee shall become a tenant from month to month upon the terms herein specified but at a monthly rent equivalent to one hundred fifty percent (150%) of the then prevailing monthly Adjusted Base Rent paid by Lessee at the expiration of the term or any extended term hereof pursuant to all of the provisions of this Lease, payable in advance on or before the first day of each month, and Lessee shall give Lessor written notice at least one (1) month prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy. In addition, and notwithstanding any provisions to the contrary contained in this Lease, Lessee shall have the right, upon eighteen (18) months prior written notice to Lessor, to extend the then current term of this Lease for a period of six (6) months upon the terms herein specified but at a monthly rent equivalent to one hundred seventy-five percent (175%) of the aggregate then prevailing monthly Adjusted Base Rent paid by Lessee at the expiration of the then current term hereof pursuant to all of the provisions of this Lease, payable in advance on or before the first day of each month.

7.    Parking. Paragraph 31.1 of the Lease is hereby supplemented by adding the following at the end thereof:

In addition to the foregoing rights and Lessee’s parking rights in Levi’s Plaza as set forth in the Ice House Agreement, and notwithstanding any rights of tenants of Building C to park automobiles in the Building’s parking areas, Lessor hereby guarantees to Lessee the continuing right at any time or times during the term of this Lease (including any Option Term) to use up to six (6) parking stalls on a monthly rental basis for parking within the parking areas provided in the Building. Rent shall be payable therefor at the lowest rate then currently charged for reserved parking at the 101 Lombard Street Garage, as such may be adjusted from time to time.

8.    Subordination and Attornment; Non-Disturbance Agreement.

(a)    Subject to the provisions hereof, this Lease, as amended hereby, shall be subject and subordinate to any mortgage, deed of trust, or other hypothecation for security now or hereafter placed upon the Property and to any and all advances made on the security thereof or Lessor’s interest therein, and to all renewals, modifications, consolidations, replacements and extensions thereof. In the event any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Lessee shall attorrn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure, provided that, as a condition precedent to such subordination and attornment, such purchaser or grantee shall in an instrument reasonably acceptable to Lessee acknowledge that so long as Lessee is not in default (beyond any applicable cure periods) under the terms of this Lease such purchaser or grantee shall recognize Lessee’s rights as the tenant under this Lease and this Lease shall not be disturbed or affected by any such sale or deed in lieu thereof Lessee agrees to execute any documents which Lessor reasonably considers necessary, and which are in form and substance reasonably acceptable to Lessee, to effectuate such subordination, to make the Lease prior to the lien of any mortgage or deed of trust, or to evidence such attornment.

(b)    In the event any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, this Lease shall not be barred, terminated, cut off or foreclosed nor shall the rights and possession of Lessee (including, without limitation, the rights of Lessee under this Lease as to the application of the proceeds of casualty or rental interruption insurance or condemnation to rebuild the Premises or improvements therein) be disturbed or superceded by any deed of trust or mortgage if Lessee shall not then be in default in the payment of rental and other sums due under the Lease or otherwise be in default under the terms of this Lease beyond any applicable cure periods, and if Lessee shall attorn to the purchaser or grantee as provided in subparagraph (a) above or, if requested, enter into a new lease for the balance of the term of this Lease upon the same terms and provisions as are contained in this Lease. The provisions of subparagraph (a) above regarding subordination of the Lease to any mortgage or deed of trust or other hypothecation now in existence or hereafter executed are conditioned upon each such senior instrument and any future such instrument containing the commitments specified in this subparagraph (b) and to the execution and recordation of a non-disturbance and attornment agreement in recordable form and otherwise in form and substance reasonably acceptable to Lessor, Lessee and the holder of any such senior instrument, providing that Lessee’s rights under this Lease shall not be terminated or affected so long as Lessee is not in default under the terms of this Lease beyond any applicable cure periods specified under the Lease. With respect to any existing senior instrument, Lessor hereby agrees, within sixty (60) days from execution of this Amendment, to deliver to Lessee a non-disturbance and attornment agreement in form and substance consistent herewith and reasonably acceptable to Lessee, executed by the holder of such senior instrument.

9.    Environmental Matters.

(a)    As used herein, the following items shall have the following meanings: “Environmental Activity” means any actual use, storage, treatment, existence, release, emission, discharge, generation, manufacture, disposal or transportation of any Hazardous Materials from, into, on, under or about the Building, the Premises or Levi’s Plaza; “Environmental Requirements” means all present and future federal, state, regional or local laws relating to the use, storage, treatment, existence, release, emission, discharge, generation, manufacture, disposal or transportation of any Hazardous Materials; and “Hazardous Materials” means any chemical, compound, material, mixture, living organism or substance that is now or hereafter becomes defined or listed in, or otherwise classified pursuant to any Environmental Requirement as a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, infectious waste, toxic substance, toxic pollutant or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, including, without limitation, any polychlorinated biphenyls (PCB’s), asbestos, lead based paint or building materials, radon, petroleum, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and under and/or above ground tanks.

(b)    Lessee shall not engage in nor permit the occurrence of any Environmental Activity at any time, except that Lessee may use on the Premises ordinary and customary office products and cleaning supplies and other materials customarily used in Lessee’s business, all of which are used, stored and removed in compliance with all applicable Environmental Requirements or any other applicable laws or regulations. Lessee shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required under any Environmental Requirements for any Environmental Activity by Lessee, its employees, agents, representatives or contractors, including, without limitation, the discharge of materials or wastes (appropriately treated) into or through any sanitary sewer serving the Building or the Premises, and upon termination of the Lease, Lessee shall cause all of its Hazardous Materials to be removed from the Building and the Premises in accordance with and in compliance with all applicable Environmental Requirements. Upon receipt of written notice thereof, Lessee shall immediately notify Lessor in writing of: any regulatory action that has been instituted, or threatened in writing, by any governmental agency or court with respect to Lessee that relates to any Environmental Activity on, under or about the Premises, Property or Levi’s Plaza by Lessee; any claim relating to any Environmental Activity by Lessee in, on or about the Premises, Property or Levi’s Plaza, or that arises out of or in connection with any Hazardous Materials of Lessee’s in, on, under or about the Premises, Property or Levi’s Plaza or removed from the Premises, Property or Levi’s Plaza; or any actual material release on, under or about the Premises, Property or Levi’s Plaza or any adjacent property of any Hazardous Materials of Lessee’s, except any Hazardous Materials whose discharge or emission is expressly authorized by and in compliance with a permit issued by a federal, state, regional or local governmental agency pursuant to Environmental Requirements. Lessee shall promptly provide Lessor with copies of any notices of violation received by Lessee from federal, state, regional or local governments, agencies or courts with respect to any Environmental Activity or Environmental Requirement applicable to the Premises, Property or Levi’s Plaza.

(c)    Lessor shall not engage in nor permit the occurrence of any Environmental Activity at any time that unreasonably interferes with Lessee’s use of the Premises, the Building or the Exterior Common Areas. Any Environmental Activity conducted by Lessor, its employees, agents, representatives or contractors shall be in compliance with all applicable Environmental Requirements and any other applicable laws or regulations. In connection therewith, Lessor shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required under any Environmental Requirements for any Environmental Activity by Lessor, its employees, agents, representatives or contractors, including, without limitation, the discharge of materials or wastes (appropriately treated) into or through any sanitary sewer serving the Building or the Premises. Upon receipt of written notice thereof, Lessor shall promptly notify Lessee in writing of any regulatory action that has been instituted, or threatened in writing, by any governmental agency or court with respect to Lessor that relates to any Environmental Activity on, under or about the Premises, Property or Levi’s Plaza by Lessor; any claim relating to any Environmental Activity by Lessor in, on or about the Premises, Property or Levi’s Plaza, or that arises out of or in connection with any Hazardous Materials of Lessor’s in, on, under or about the Premises, Property or Levi’s Plaza or removed from the Premises, Property or Levi’s Plaza; or any actual material release on, under or about the Premises, Property or Levi’s Plaza or any adjacent property of any Hazardous Materials of Lessor’s, except any Hazardous Materials whose discharge or emission is expressly authorized by and in compliance with a permit issued by a federal, state, regional or local governmental agency pursuant to Environmental Requirements. Upon receipt of written notice thereof, and in addition to providing Lessee any notices and disclosures that are required pursuant to any applicable Environmental Requirement or by any other applicable laws or regulations, Lessor shall promptly provide Lessee with copies of any notices from federal, state, regional or local governments, agencies or courts with respect to any Environmental Activity or Environmental Requirement applicable to the Premises, Property or Levi’s Plaza.

(d)    Lessee shall indemnify, defend (by counsel reasonably acceptable to Lessor), protect, and hold Lessor and each of Lessor’s officers, directors, shareholders, partners, employees, agents, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees) to the extent arising from or caused by (i) an Environmental Activity by Lessee, its employees, agents, representatives or contractors, or (ii) Lessee’s failure to comply with any Environmental Requirement that is applicable to the Building, Premises or Levi’s Plaza as a result of any Environmental Activity thereon by Lessee, its employees, agents, representatives or contractors. Lessor shall indemnify, defend (by counsel reasonably acceptable to Lessee), protect, and hold Lessee and each of Lessee’s officers, directors, shareholders, partners, employees, agents, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees) to the extent arising from or caused by (1) an Environmental Activity by Lessor, its employees, agents, representatives or contractors, or (2) Lessor’s failure to comply with any Environmental Requirement that is applicable to the Building, Premises or Levi’s Plaza as a result of any Environmental Activity thereon by Lessor, its employees, agents, representatives or contractors. Lessee’s and Lessor’s obligations under this Paragraph shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any repair, damage or cleanup, removal or remediation action, or detoxification or decontamination of the Building or the Premises, or the preparation and implementation of any closure, remedial action or other plans in connection therewith that are required as a result of any Environmental Activity by Lessor or Lessee, as the case may be, and shall survive the expiration or earlier termination of the term of the Lease. The provisions of this Paragraph shall survive the termination of the Lease.

(e)    Lessor represents and warrants to Lessee that as of the date of this Amendment: (i) to Lessor’s actual knowledge, the only written environmental reports or studies (the “Reports”) in Lessor’s or its managing agent’s possession or reasonable control pertaining to Hazardous Materials in, on, under or about the Premises, Property or Levi’s Plaza, are those Reports listed on Schedule 9(e) attached hereto, copies of which Lessor has delivered to Lessee, and (ii) except as described on Schedule 9(e) or in the Reports listed thereon, to Lessor’s actual knowledge, there has been no Environmental Activity in violation of Environmental Requirements in, on, under or about the Premises, Property, or Levi’s Plaza. For purposes of this subparagraph (e), when the phrase to the “knowledge” of Lessor is used, it shall be deemed to refer solely to the present actual knowledge of Jim Joseph, Gerson Bakar, James M. Piane, Alfred S. Wilsey and Michael D. Franklin as of the date of this Amendment and shall not mean or include or be construed to mean or include any implied, imputed or constructive knowledge of any kind of any or all of said individuals, it being expressly understood and acknowledged by Lessee that said individuals have not made and have no duty, express or implied, to make, any independent investigation or inquiry of any kind whatsoever with respect to the subject matter of the representations and warranty contained in this Paragraph 9(e).

10.    Environmental Casualty.

(a)    As used herein, the following items shall have the following meanings: “Environmental Casualty” shall mean an Environmental Activity, other than an Environmental Activity arising from or caused wholly by Lessee, its employees, agents, representatives or contractors, or to which Lessee, its employees, agents, representatives or contractors materially contributed, which results in (i) a catastrophic event or condition that renders the Building, Premises or Levi’s Plaza or portions thereof inaccessible or unsafe for human habitation (“Catastrophic Event or Condition”), or (ii) an order or finding of a court, agency or other applicable governmental authority (“Government Decree”) (A) requiring Environmental Remediation in, on or about the Building, Premises or Levi’s Plaza, and (B) prohibiting any and all persons from using or accessing the Building, Premises or Levi’s Plaza or portions thereof, and/or (C) identifying the Building, Premises, or Levi’s Plaza or portions thereof as a state or federal “Superfund” site; and “Environmental Remediation” shall mean any investigation, site monitoring, containment, cleanup, removal, restoration or other environmental remediation required in accordance with applicable Environmental Requirements.

(b)    If the Building, Premises or Levi’s Plaza or a portion thereof necessary for Lessee’s access to or business operations at the Building or Premises is affected by an Environmental Casualty, Lessor shall within one hundred eighty (180) days after the occurrence of the Catastrophic Event or Condition or the issuance of the Governmental Decree, as applicable (or within such earlier time as required for the health and safety of occupants of Levi’s Plaza or as otherwise expressly set forth in the Governmental Decree) (the “Investigation Period”), determine what Environmental Remediation is required to remediate the Catastrophic Event or Condition or to comply with the Governmental Decree and the likely length of time that will be required to complete such Environmental Remediation. During the Investigation Period, Lessor shall use commercially reasonable efforts to keep Lessee apprised of its assessments and any material developments regarding the Environmental Remediation. Lessor shall notify Lessee on or before the expiration of the Investigation Period whether the Environmental Remediation can be completed within one (1) year from the expiration of the Investigation Period, and if the Environmental Remediation can be completed within such period, then Lessor shall, at its sole cost and expense, diligently undertake to complete the Environmental Remediation within one (1) year after the expiration of the Investigation Period, subject to extension for Unavoidable Delays. Lessor shall complete the Environmental Remediation in accordance with all Environmental Requirements or as otherwise required under applicable law. Unless otherwise expressly required by Governmental Decree or applicable Environmental Requirement, in no event shall Lessor be obligated to undertake any cleanup other than to attain cleanup standards appropriate to the continuing commercial use of the Premises and Levi’s Plaza, and more stringent cleanup standards imposed with respect to residential or other uses shall not apply. Lessor shall have the sole and exclusive right to negotiate with the applicable agency as to whether or not Environmental Remediation of the Environmental Casualty is required and if so, the standards for such required Environmental Remediation; provided that if Lessee is named or made the subject of or included in any order, directive or the like, then Lessee shall have the right to representation of its interests in connection therewith. Subject to the provisions of Subparagraph (d) below, this Lease shall remain in full force and effect except that an equitable reduction in rent shall be allowed Lessee for such part of the Premises as shall be rendered inaccessible to Lessee or practicably unusable by Lessee in the conduct of its business during the time such portion of the Premises is so inaccessible or unusable. Lessee waives the provisions of California Civil Code sections 1932(2) and 1933(4) or any similar successor statutes or laws with respect to destruction of the Premises. If Lessor notifies Lessee that the Environmental Remediation cannot be completed within one (1) year after the expiration of the Investigation Period, then the rights of the parties shall be as set forth in Paragraph 10(d) below.

(c)    Notwithstanding the foregoing, except to the extent damage thereto is caused by the negligence or willful misconduct of Lessor, its employees, agents, representatives or contractors, Lessor shall have no obligation to repair or restore any of Lessee’s Property and, to the extent permitted by law and provided that Lessor has commenced and is prosecuting any Environmental Remediation required by this Paragraph 10, Lessee shall cause Lessee’s Property to be repaired and restored, provided that Lessee shall have the right (subject to the provisions of Article 8 of the Lease, as amended hereby) to make such changes, deletions, and/or alterations as it may deem fit in the repair and restoration of Lessee’s Property. Lessor shall cooperate with Lessee in the repair and restoration of Lessee’s Property.

(d)    If it is determined pursuant to Paragraph 10(b) above that the Environmental Remediation cannot be completed within one (1) year after the expiration of the Investigation Period and the Environmental Casualty renders the Building or Premises substantially inaccessible to or unuseable for Lessee’s business operations, either party hereto may, by written notice to the other given within sixty (60) days after the expiration of the Investigation Period, terminate this Lease effective as of the date that is ninety (90) days from the date of such notice. If Lessor has undertaken the Environmental Remediation pursuant to Paragraph 10(b) above and fails for any reason to complete the Environmental Remediation within one (1) year after the expiration of the Investigation Period, subject to extension for Unavoidable Delays, and provided that the Environmental Casualty and/or Environmental Remediation continues to render the Building or Premises substantially inaccessible to or unusable for Lessee’s business operations, then Lessee may terminate this Lease upon ninety (90) days’ prior written notice given to Lessor within thirty (30) days after the expiration of such one (1) year period.

(e)    Except as expressly set forth herein, the provisions of this Paragraph 10 are in addition to, and not by way of limitation of, any and all rights and remedies available to Lessee at law or in equity.

11.    Right of First Offer. Lessor hereby grants to Lessee a right of first offer with respect to office space that becomes available in Levi’s Plaza (excluding for this purpose, (a) the building located at 1355 Sansome Street, commonly known as the Saddleman Building, (b) any space in this Building or Levi’s Plaza with respect to which Lessor has terminated a portion of this Lease or all or any portion of any other lease between Lessor and Lessee pursuant to the terms and conditions of Lessor’s Right of Recapture (as defined in the Memorandum of Understanding (Levi Strauss Building) or as otherwise defined in the applicable lease), and (c) the Premises under this Lease and any and all other premises in Levi’s Plaza under lease between Lessor and Lessee, as of the date hereof or as otherwise negotiated in the future, including without limitation, the premises covered by the Swing Space Lease (as defined below)) (the “First Offer Space”). Lessee’s right of first offer as provided in this Paragraph 11 shall be personal to Lessee and shall not be assignable by Lessee nor included in any rights of any sublessee from Lessee (provided, however, that Lessee may assign its right of first offer in connection with an assignment of the Lease to an Affiliate or a Permitted Assignee, and Lessee may grant a sublessee an option to expand contingent upon Lessee’s exercise of its right of first offer as provided hereunder), and shall be subject to the following terms and conditions:

(a)    Procedure for Offer. From and after the Effective Date, Lessor shall notify Lessee (the “First Offer Notice”) from time to time when any First Offer Space becomes available for lease to third parties, provided that no Superior Right Holder wishes to exercise a Superior Right (as such terms are defined in subparagraph (c) below) to lease such space and that such right of first offer has not otherwise terminated as set forth in subparagraph (f) below. Pursuant to such First Offer Notice, Lessor shall offer to lease to Lessee the then available First Offer Space. The First Offer Notice shall describe the space so offered to Lessee and shall set forth the base rent and additional rent (the “First Offer Rent”), the term for such lease of space, and the other material economic terms and other lease terms upon which Lessor is willing to lease such space to Lessee. The terms and conditions contained in the First Offer Notice shall be based upon the then prevailing fair market rent and economic terms.

(b)    Procedure for Acceptance. If Lessee wishes to exercise Lessee’s right of first offer with respect to the space described in the First Offer Notice, then within twelve (12) business days after delivery of the First Offer Notice to Lessee, Lessee shall deliver written notice to Lessor of Lessee’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice, either on the terms contained in the First Offer Notice or on terms to be negotiated between Lessor and Lessee as provided herein (“Lessee’s Exercise Notice”). If Lessee does not so notify Lessor within such twelve (12) business day period, then Lessor shall be free to lease the space described in the First Offer Notice to any third party, and Lessee shall have no further rights hereunder with respect to such space, until Lessee’s rights hereunder revive as provided in subparagraph (g) below. Concurrently with or prior to delivery of Lessee’s Exercise Notice, one of the following conditions must be or must have been satisfied in order for Lessee to exercise its right of first offer with respect to the space described in the First Offer Notice: (i) the term of that certain Office Lease, dated as of January 1, 1998, by and between Lessor and Lessee, covering those certain premises located on floors one and two of the East Wing of that certain building in Levi’s Plaza commonly known as the Koshland Building (the “Swing Space Lease”) must have expired, or must be scheduled to expire on or prior to the First Offer Space Commencement Date (as defined in subparagraph (e) below); (ii) Lessee shall give, or previously shall have given, written notice of its election to terminate the Swing Space lease pursuant to the terms and conditions of Article 35 of the Swing Space Lease; or (iii) Lessee shall give, or previously shall have given, written notice of its election to convert the Swing Space Lease pursuant to the terms and conditions of Article 36 of the Swing Space Lease. Notwithstanding anything to the contrary contained herein, Lessee must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Lessor to Lessee at any particular time (provided that all such space is contiguous space or has otherwise been vacated by a single tenant or occupant (“single user space”)), and Lessee may not elect to lease only a portion thereof. If Lessee does not elect to exercise its right of first offer with respect to all of the contiguous or single user space then offered by Lessor, Lessee shall have no further right of first offer with respect to that space, until Lessee’s rights hereunder revive as provided in subparagraph (g) below. In the event that Lessee does deliver Lessee’s Exercise Notice to Lessor within the twelve (12) business day period and Lessee’s Exercise Notice states that such exercise shall be on terms to be negotiated between Lessor and Lessee, then Lessor and Lessee agree to negotiate in good faith for a period of up to twenty (20) days after Lessor’s receipt of Lessee’s Exercise Notice to determine the fair market First Offer Rent and other material economic terms and other lease terms for the space described in the First Offer Notice based on the then prevailing fair market rent and economic terms. If Lessor and Lessee cannot in good faith agree upon the First Offer Rent and other material economic terms and other lease terms for the space described in the First Offer Notice within such twenty (20) day period, then Lessor shall be free to lease the space described in the First Offer Notice to any third party and Lessee shall have no further right of first offer with respect to that space, until Lessee’s rights hereunder revive as provided in subparagraph (g) below. Lessor and Lessee acknowledge and agree that the determination of the First Offer Rent and other material economic terms and lease terms for the space described in the First Offer Notice shall not be subject to arbitration or other judicial determination in the event that Lessor and Lessee are unable to agree thereon; provided, however, nothing contained herein shall excuse either Lessor’s or Lessee’s obligation to act in good faith.

(c)    Superior Rights. Lessee’s right of first offer shall be subordinate to the following: (i) all renewal and expansion rights of HarperCollins Publishers Incorporated (“Harper”) pursuant to that certain Office Lease, dated as of November 22, 1991, covering approximately 55,657 rentable square feet located in the Koshland Building – East Wing, 3rd and 4th floors, and any renewal rights (but excluding any expansion rights) of such lease agreement to be negotiated in the future with Harper; (ii) all renewal and expansion rights of UDV North America, Inc. (“UDV”) pursuant to that certain Office Lease, dated as July 15, 1998, covering approximately 35,006 rentable square feet located in the Koshland Building – West Wing, 3rd and 4th 4 floors, and that certain First Amendment to Lease currently pending execution covering approximately 4,000 rentable square feet in the Koshland Building – West Wing, 1st floor, and any renewal rights (but excluding any expansion rights) of such lease agreements to be negotiated in the future with UDV; (iii) all renewal and expansion rights of Lowe & Partners/SMS, Inc. (“Lowe”) pursuant to that certain Office Lease, dated as October 29, 1998, covering approximately 18,117 rentable square feet located in the Koshland Building – West Wing, 2nd floor, and any renewal rights (but excluding any expansion rights) of such lease agreement to be negotiated in the future with Lowe; and (iv) all renewal and expansion rights of Larry Halprin (“Halprin”) pursuant to that certain Office Lease currently pending execution covering approximately 2,600 rentable square feet in the Koshland Building – West Wing, 1st floor, and any renewal rights (but excluding any expansion rights) of such lease agreement to be negotiated in the future with Halprin (collectively, the “Superior Rights”). Harper, UDV, Lowe and Halprin shall from time to time hereinafter be collectively referred to as the “Superior Right Holders”. The Superior Rights of the Superior Right Holders that have been agreed upon in writing as of the execution date of this Amendment are set forth on Schedule 11(c) attached hereto.

(d)    Construction In First Offer Space. Lessee shall take any and all First Offer Space in its then “as is” condition, with such tenant improvement allowance, if any, offered by Lessor in the First Offer Notice or as otherwise negotiated between Lessor and Lessee as provided in subparagraph (b) above. Except as provided in the First Offer Notice or as otherwise negotiated between the parties as provided in subparagraph (b) above, Lessor shall have no obligation to construct or install any improvements, furnishings or equipment whatsoever in the First Offer Space.

(e)    Execution of Lease. If Lessee timely exercises Lessee’s right to lease the space described in the First Offer Notice, Lessor and Lessee shall within thirty (30) days thereafter execute a lease agreement for such First Offer Space upon the terms and conditions set forth in the First Offer Notice or as otherwise negotiated between Lessor and Lessee as provided in subparagraph (b) above. Lessee shall commence payment of the First Offer Rent for the space described in the First Offer Notice and the term of such First Offer Space shall commence (“First Offer Commencement Date”) upon the date set forth in the First Offer Notice or as otherwise negotiated between Lessor and Lessee as provided in subparagraph (b) above. Notwithstanding anything to the contrary contained herein, if any default exists under this Lease beyond any applicable cure period either at the time Lessee exercises any right of first offer or at any time thereafter prior to or upon the First Offer Space Commencement Date, Lessor shall have, in addition to all of Lessor’s rights and remedies under this Lease, the right to terminate Lessee’s right to lease the First Offer Space and to cancel unilaterally Lessee’s exercise of its right of first offer.

(f)    Termination of Right of First Offer. The right of first offer contained in this Paragraph 11 shall automatically terminate and be of no further force or effect in the event that, at any time during the term of this Lease, Lessee occupies less than three hundred fifty thousand (350,000) rentable square feet within Levi’s Plaza. For purposes hereof, space shall be deemed “occupied” by Lessee if, and only if, (i) such space is leased to Lessee (and, except as permitted in the following clause (ii), such space is not subject to a sublease or assignment by Lessee or any other form of occupancy agreement between Lessee and any third party), or (ii) such space is subleased or assigned by Lessee to a Permitted Assignee, an Affiliate or a Lessee Contractor.

(g)    Revival. Lessee’s right of first offer for the First Offer Space is a continuing right of first offer. In the event that Lessee does not exercise its right of offer with respect to any space offered by Lessor in a First Offer Notice as described in subparagraph (b) above or Lessor and Lessee cannot in good faith agree upon the First Offer Rent and other material economic terms and other lease terms for the space described in the First Offer Notice as provided in subparagraph (b) above, Lessor shall be free to lease the space described in the subject First Offer Notice to any third party (a “Third Party Lease”), and Lessor may grant to the tenant under any such Third Party Lease extension rights and expansion rights, provided that any expansion rights shall be limited to an expansion of no more than fifteen percent (15%) of the premises originally leased under such Third Party Lease (for example, if the Third Party Lease originally is for 50,000 rentable square feet, then Lessor may grant the tenant an expansion right for not more than an additional 7,500 rentable square feet). Notwithstanding anything to the contrary herein, Lessee’s right of first offer for the First Offer Space shall revive upon the expiration or earlier termination of any Third Party Lease, and Lessor thereupon shall be required to offer such space to Lessee pursuant to the terms and conditions of this Paragraph 11.

12.    Signage. During the term of the Lease and so long as Lessee occupies the entire Building, Lessee shall have the exclusive right to erect and maintain signage with its corporate name and/or logo on the exterior of the Building and on monuments within the Exterior Common Areas. If Lessee does not so occupy the entire Building, Lessee shall have a nonexclusive right to erect and maintain such signage, in size and location appropriately reflecting Lessee’s proportional occupancy of Levi’s Plaza and the Building. Lessee shall comply, at its sole cost and expense, with any and all laws, statutes, ordinances and governmental rules, regulations or requirements applicable to such signage, and all such signage shall be subject to Lessor’s prior approval, which approval shall not be unreasonably withheld. In addition, so long as Lessee, a Permitted Assignee, or an Affiliate of Lessee (a) is the Lessee under the Lease, (b) occupies at least three hundred fifty thousand (350,000) rentable square feet within Levi’s Plaza, and (c) maintains its corporate headquarters or that of its Americas Division within Levi’s Plaza or within that certain building located at the corner of Union and Sansome Streets and commonly known as “The Icehouse”, Lessee shall have the right to maintain the “Levi’s Plaza” identity with respect to Levi’s Plaza. In the event that any of the conditions contained in the foregoing clauses (a), (b) and (c) are not satisfied, either Lessor or Lessee shall have the right to remove the “Levi” name from the Levi’s Plaza complex at the sole cost and expense of the requesting party, upon which all use of the “Levi” name to identify the Property shall cease and Lessor shall thereafter have the right, in its sole and absolute discretion, to rename Levi’s Plaza. For purposes hereof, space shall be deemed “occupied” by Lessee if, and only if, (i) such space is leased to Lessee (and, except as permitted in the following clause (ii), such space is not subject to a sublease or assignment by Lessee or any other form of occupancy agreement between Lessee and any third party), or (ii) such space is subleased or assigned by Lessee to a Permitted Assignee, an Affiliate or a Lessee Contractor.

13.    Notices. Article 26 of the Lease is hereby deleted in its entirety and the following is substituted therefor:

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with a confirmation receipt (and a copy sent by a commercial overnight courier that guarantees next day delivery and provides a receipt), or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Lessor:	Blue Jeans Equities West

c/o Interland-Jalson

201 Filbert Street, Suite 301

San Francisco, California 94133

Attn.: General Manager

Fax No.: (415) 956-8097

To Lessee:	Levi Strauss & Co.

Corporate Real Estate Department

1155 Battery Street

San Francisco, California 94111

Attn.: Real Estate Manager

Fax No.: (415) 501-3960

with a copy to:	Levi Strauss & Co.

Corporate Legal Department

1155 Battery Street

San Francisco, California 94111

Attn.: General Counsel

Fax No.: (415) 501-7650

or to such other address as either party may from time to time specify by notice to the other party in accordance with the provisions hereof. Notice shall be deemed effective upon receipt, or on the date delivery is attempted and refused. Notice or communication to any Lender shall be addressed to such Lender at such address as it shall from time to time designate by written notice to Lessee, given to Lessee in accordance with this Article.

14.    Rules and Regulations. Rule 10 of the Rules and Regulations attached as Exhibit E to the Lease is hereby deleted in its entirety.

15.    No Use of Lessee’s Cafeteria by the General Public. The Rules and Regulations attached to the Lease expressly provide that the use of any food service facility operated on the Premises by Lessee shall be restricted to use by employees of Lessee and its Affiliates and their invited guests and shall not be available for use by the general public. Lessee hereby agrees that it shall at all times during the term of the Lease act in good faith and use commercially reasonable efforts to limit use of Lessee’s Cafeteria to employees and invited guests of Lessee and its Affiliates and to prevent use of Lessee’s Cafeteria by the general public.

16.    Liability of Equitable. Notwithstanding anything to the contrary in this Amendment or in any other Extension Document, it is expressly understood and agreed that The Equitable Life Assurance Company of the United States (“Equitable”), as one of the partners in the entity constituting Lessor, is acting solely on behalf and for the benefit of Separate Account No. PPF-JV870 and any liability Equitable may have hereinunder or in any Extension Document shall be limited to, and payable and collectible only out of, assets allocated to, or held by Equitable for the benefit of Separate Account No. PPF-JV870 (including, without limitation, the subject property) and no other property or asset of Equitable, or its employees, shareholders, contractholders or policyholders, shall be subject to any lien, levy, execution, setoff or other enforcement procedure for satisfaction of any right or remedy of Lessee in connection with the transaction contemplated hereby.

17.    Amendments. The Lease, this Amendment and the items incorporated herein contain all of the agreements of the parties hereto with respect to the subject matter hereof. No provisions of the Lease, as amended by this Amendment, may be amended or modified in any manner whatsoever except by an agreement in writing signed by Lessor and Lessee. Notwithstanding the foregoing, Lessor and Lessee acknowledge and agree that as of the Effective Date the LOU (as defined in Recital A hereof) shall be null and void and of no further force or effect.

18.    Relation to Lease. In the event of any conflict or discrepancy between the Lease and this Amendment, the provisions of this Amendment shall control. Except as specifically restated or revised pursuant to this Amendment and the Extension Documents, all of the terms and conditions of the Lease shall be unaffected hereby and shall remain in full force and effect.

19.    Successors and Assigns. Subject to the provisions of Article 11 of the Lease, as amended, this Amendment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

20.    Attorneys’ Fees. In the event that either Lessor or Lessee fails to perform any of its obligations under this Amendment or in the event a dispute arises in any judicial or arbitration proceeding (excluding any proceeding under Paragraph 3(b) above to determine the area of the Premises, and excluding any appraisal proceeding under Paragraph 4(g) above) concerning the meaning or interpretation of any provision of this Amendment, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable counsel fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Amendment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Amendment and to survive and not be merged into any such judgment.

21.    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

22.    Time of the Essence. Time shall be of the essence in every particular of this Amendment.

23.    Counterparts. This Amendment may be executed in one or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Lessee:		Lessor:

LEVI STRAUSS & CO.		BLUE JEANS EQUITIES WEST

By:	/s/ Susan Shipley	By:	/s/ Gerson Bakar

Title:	Vice President, Real Estate	Its:	Gerson Bakar

Date:		Date:	April 01

By:	/s/ William B. Chiasson

Title:	SVP and CFO

Date:

LIST OF SCHEDULES

Schedule 4(c)	Calculation of Rental Rate of Comparable Leases as Adjusted for Tenant Improvements

Schedule 9(e)	List of Environmental Reports and Disclosures

Schedule 11(c)	List of Existing Superior Rights of Superior Right Holders

SCHEDULE 4(c)

Calculation of Rental Rate of Comparable Leases

as Adjusted for Tenant Improvements

This Schedule 4(c) sets forth the process by which the parties and/or appraisers shall determine the Fair Market Rental Value utilizing the “effective rental rates” of the Comparable Leases as adjusted for tenant improvements (for purposes hereof, the “effective rental rates” shall be the rental rates of the Comparable Leases with the adjustments, as appropriate, set forth in Paragraph 4(c)(iii) of this Amendment, excluding any adjustment for tenant improvements as provided in Paragraph 4(c)(iii)(E) of this Amendment and hereunder). The adjustments in this Schedule 4(c) provide a methodology for comparing the “Adjusted Value of the Premises’ Tenant Improvements” (as defined below) with the value of the “Comparable Lease Tenant Improvement Package” (as defined below) under each Comparable Lease, and adjusting the effective rental rates under the Comparable Leases so that such rental rates are based on a tenant improvement package that is comparable to the Adjusted Value of the Premises’ Tenant Improvements.

Step One – Determination of “Adjusted Value of the Premises’ Tenant Improvements”.

The parties and/or appraisers shall determine the then-current value of the tenant improvements in the Premises, based on the fair market value of the improvements. The “then-current value of the tenant improvements in the Premises” shall then be used to calculate the “Adjusted Value of the Premises’ Tenant Improvements” as follows: The “Adjusted Value of the Premises’ Tenant Improvements” shall mean a per rentable square foot valuation of such tenant improvements (x) up to and including the first twenty-five dollars ($25) per rentable square foot of the then-current value of the tenant improvements in the Premises, plus (y) seventy-five percent (75%) of the then-current value of the tenant improvements in the Premises in excess of twenty-five dollars ($25) per rentable square foot, if any. For example:

(1)

if the then-current value of the tenant improvements in the Premises is fifty-two dollars ($52) per rentable square foot, the Adjusted Value of the Premises’ Tenant Improvements shall be an amount equal to twenty-five dollars ($25) plus seventy-five percent (75%) of twenty-seven dollars ($27), i.e. forty-five and 25/100 dollars ($45.25) per rentable square foot; and

(2)

if the then-current value of the tenant improvements in the Premises is ten dollars ($10) per rentable square foot, the Adjusted Value of the Premises’ Tenant Improvements shall be an equivalent amount up to twenty-five dollars ($25), i.e. ten dollars ($10) per rentable square foot.

Step Two – Determination of “Comparable Lease Tenant Improvement Package”.

The Comparable Lease Tenant Improvement Package shall be determined by the parties and/or appraisers for each of the Comparable Lease premises on a per rentable square foot basis. The “Comparable Lease Tenant Improvement Package” shall be equal to the sum of: (a) the contributory value of any existing tenant improvements in the Comparable Lease premises, plus (b) the contributory value of any new tenant improvements to be provided to the tenant by the landlord (excluding any “base building work” undertaken by such landlord, as such work is then defined by the then-customary practices of the owners of the Comparable Buildings), plus (c) the tenant improvement allowance, if any, granted to the tenant by the landlord for such Comparable Lease. For purposes hereof, “contributory value” shall mean the value, if any, that a particular component adds to the rental value of the Comparable Lease premises. For example:

	Comp 1	Comp 2	Comp 3
Contributory Value of Existing Tenant Improvements	$30.00	$15.00	$30.00

(plus) Contributory Value of New Tenant Improvements to be provided by the Landlord (excluding Base Building Work)	-0-	$10.00	$15.00

(plus) the Tenant Improvement Allowance	$30.00	-0-	-0-

Comparable Lease Tenant Improvement Package	$60.00	$25.00	$45.00

Step Three – Calculation of Rental Rate of Comparable Leases as Adjusted for Tenant Improvements

For each Comparable Lease, the Comparable Lease Tenant Improvement Package shall be offset against the Adjusted Value of the Premises’ Tenant Improvements to derive an “Improvement Differential” (which may be a positive or negative number). The Improvement Differential shall be amortized over the term of the Comparable Lease and discounted at a rate that is reasonably appropriate under the then-prevailing market conditions. The amortized Improvement Differential shall then be added to (if the amortized Improvement Differential is a positive number) or subtracted from (if the Improvement Differential is a negative number) the effective rent for said Comparable Lease (as otherwise determined by the parties and/or appraisers pursuant to Paragraph 4(c) of this Amendment) to derive the rental rate for said Comparable Lease as adjusted for tenant improvements.

Step Four – Calculation of Fair Market Rental Value of Premises.

The effective rental rates for each Comparable Lease as adjusted for tenant improvements shall be averaged on the basis of a weighted average such that the Comparable Leases with the greatest rentable square footage shall be accorded the most weight to obtain the Fair Market Rental Value of the Premises, i.e., the average effective rental rate for the Comparable Leases as adjusted for tenant improvements. Notwithstanding the foregoing, in no event shall any one (1) Comparable Lease be weighted such that it accounts for more than twenty-five percent (25%) of the weighted average.

2

Example of the Calculation of Rental Rates of Comparable Leases Adjusted for Tenant Improvements*

	Comp 1	Comp 2		Comp 3
	50,000 sq.ft.	100,000 sq.ft.		150,000 sq.ft.
Adjusted Value of the Premises’ Tenant Improvements	$45.00		$45.00	$45.00

(minus) Comparable Lease Tenant Improvement Package	$60.00		$25.00	$45.00

Improvement Differential	($15.00)		$20.00	$0

Amortized Improvement Differential**	($2.08)	+$	2.77	$0

Effective (Ten Year) Rental Rate	$45.00		$35.00	$40.00

(plus/minus) Amortized Improvement Differential	($2.08)	+$	2.77	$0

Adjusted Rental Rate of Comparable Leases	$42.92		$37.77	$40.00

*

For purposes of this example, we have used three Comparable Leases with terms of ten years each. The valuations, effective rent and lease terms have been included for purposes of illustration only. The parties acknowledge that for the actual determination of Fair Market Rental Value the parties and/or appraisers must comply with the provisions of Paragraph 4(c) of the Amendment.

**	For purposes of this example, the Improvement Differential has been amortized (payable monthly in advance) at seven percent (7%) over a ten (10) year period.

3

Example of the Calculation of Fair Market Rental Value of Premises

The Adjusted Rental Rate of Comparable Leases are weighed and averaged to determine the Fair Market Rental Value:

	Comp 1	Comp 2	Comp 3	Comp 4	Comp 5	Comp 6	TOTAL
Step One
Square Footage of Comparable Lease	100,000	100,000	100,000	100,000	200,000	400,000	1,000,000

Percentage of Total Square Footage	10%	10%	10%	10%	20%	40%	100%

Step Two (as necessary)
Revised Square Footage of Comparable Leases*	100,000	100,000	100,000	100,000	200,000	200,000	800,000

Revised Percentage of Total Square Footage	12.5%	12.5%	12.5%	12.5%	25%	25%	100%

Step Three
Adjusted Rental Rate of Comparable Leases	$42.92	$37.77	$40.00	$38.00	$42.00	$40.00
(times) Revised Percentage of Total Square Footage	12.5%	12.5%	12.5%	12.5%	25%	25%
Weighted Rental Rates of Comparable Lease	$5.365	$4.721	$5.000	$4.750	$10.500	$10.000	$40.336

							Rounded
Fair Market Rental Value of Premises							$40.34

*	Square Footage may be revised to ensure that no Comparable Lease accounts for more than twenty-five percent (25%) of the weighted average.

4

SCHEDULE 9(e)

List of Environmental Reports and Disclosures

ENVIRONMENTAL REPORTS AND DISCLOSURES

LEVI’S PLAZA, SAN FRANCISCO, CA

Air Monitoring for Formaldehyde, Koshland Building, Fourth Floor,

Levi Plaza, San Francisco

December 24, 1996

The Cohen Group

Environmental Site Assessment

May 2, 1995

CTL Environmental Services

Quick Letter/Fax – Recommendations Regarding II Fornaio

October 15, 1992

Salas O’Brien Engineers, Inc.

Quick Letter/Fax – Indoor Air Quality Additions to Metasys at Levi Plaza

October 7, 1992

Salas O’Brien Engineers, Inc.

Quick Letter/Fax – Inspection of II Fornaio

October 6, 1992

Salas O’Brien Engineers, Inc.

Monitoring for Airborne Radon, Carbon Monoxide and Carbon Dioxide,

Levi Plaza

San Francisco

October 28, 1991

J. M. Cohen, Inc.

Drinking Water Sampling, Levi’s Plaza Development,

San Francisco, California

October 11, 1991

Dames & Moore

Indoor Air Quality Investigation, Interland-Jalson, 1155 Battery Street,

San Francisco, California

August 30, 1991

J. M. Cohen, Inc.

Testing of Building B Sump Water

August 15, 1991

J. M. Cohen, Inc.

Report

Preliminary Site Assessment

Levi’s Plaza Project

San Francisco, California

July 12, 1991

Dames & Moore

2

Air Quality in the Stern Building

July 10, 1989

J. M. Cohen, Inc.

Levi’s Plaza, San Francisco, California

Interland-Jalson Management Office

June 11, 1988

Versar, Inc.

Air Monitoring of Carbon Monoxide and Carbon Dioxide Levels,

Interland-Jalson Management Office and Levi Plaza Parking Garage

January 15, 1988

J. M. Cohen, Inc.

Radon Monitoring in Building A Basement

Levi Plaza, San Francisco

September 13, 1987

J. M. Cohen, Inc.

Indoor Air Quality Survey, Administrative Offices

August 30, 1987

J. M. Cohen, Inc.

Radon Monitoring in Buildings A, C, & F

Levi Plaza, San Francisco

June 16, 1987

J. M. Cohen, Inc.

Quality of Indoor Environment in Levi Plaza

Buildings A, C, E and ISC

February 16, 1987

J. M. Cohen, Inc.

Asbestos Inspection of Levi Plaza

August 20, 1986

J. M. Cohen, Inc.

3

SCHEDULE 11(c)

List of Existing Superior Rights of Superior Right Holders

1.	HarperCollins Publishers Incorporated

(a)	Option to Extend For a five (5) year term

(b)	Right of First Offer on contiguous space

2.	UDV North America, Inc.

(a)	Option to Extend for a five (5) year term

3.	Lowe & Partners / SMS, Inc.

(a)	Option to Extend for a five (5) year term